 Exhibit 99.1
Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate & Employee Communications - USA (510) 988-8553
Ben Starkie, Corporate Communications - Europe +41 (0) 79-292-3499

Charles Boynton To Join Logitech as Chief Financial Officer

Prakash Arunkundrum Named Chief Operating Officer

LAUSANNE, Switzerland and NEWARK, Calif., January 30, 2023 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Charles ‘Chuck’ Boynton will be joining the company as chief financial officer (CFO) of Logitech, effective on February 6, 2023. In addition, Prakash Arunkundrum has been named chief operating officer (COO).
“I am excited to welcome Chuck to Logitech. As a proven global CFO, with established experience in consumer and B2B collaboration technology, he will be a great addition to help drive our long-term growth strategy,” said Bracken Darrell, Logitech president and chief executive officer. “I also want to thank Nate for his leadership through an incredible period of Logitech’s history.”
As CFO and member of Logitech's Group Management Team, Boynton will be responsible for the company’s financial strategies and worldwide finance organization. He will manage a multi-billion US dollar P&L, as well as tax, treasury, accounting, financial planning and analysis functions. Additionally, he will drive communication with an international base of shareholders trading Logitech shares on the SIX Swiss Exchange and the Nasdaq Global Select Market.
Boynton’s experience spans both consumer and B2B technology, specifically video collaboration. He spent more than three years at Plantronics as CFO and more than eight years in executive or CFO roles in the renewable energy sector at SunPower Corporation.
In connection with the above, Nate Olmstead has resigned from his position as Logitech’s CFO and member of Logitech's Group Management Team effective on February 6, 2023 corresponding to Boynton’s first day of employment. Olmstead currently intends to remain with Logitech through a transition period.
Chief Operating Officer
Prakash Arunkundrum, formerly Logitech head of operations and sustainability and part of the Group Management Team, was named Logitech's COO on January 23, 2023. He remains a part of the Group Management Team. In this new expanded role, Arunkundrum will focus on the operational and organizational effectiveness of the company. His areas of responsibility span Logitech´s Operations, Sustainability, Strategy and M&A. Arunkundrum joined Logitech in 2015.

About Logitech
Logitech helps all people pursue their passions and is committed to doing so in a way that is good for people and the planet. We design hardware and software solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones and Ultimate Ears.
Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @logitech.

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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
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